Exhibit 10.1

Supply and Sales Contract
(English Summary/Translation)

Contract No. 07nyc
Date: October 8, 2007
Buyer: SINOCHEM (the “Buyer”)
Supplier: China Agritech, Inc. (the Supplier)

Pursuant to the laws and regulations of the People's Republic of China ("PRC"), and on the basis of agreement reached through comprehensive negotiations, the Buyer and the Supplier enter into and consent to be bound by this supply and sales contract (the “Contract”) regarding the purchase of Green Vitality series products.

1.	Product name, categories, specification, unit price, amount and etc.

Name	Specification	Quantity øCase÷	Volume øLiter÷	Unit price (RMB/liter)	Amount øRMB÷
Green Vitality (broad-spectrum)	180ml*50 bottle/case	20,000	180,000	58.33	10,499,400
Green Vitality (broad-spectrum)	15ml*300 sack/case	160,000	720,000	66.67	48,002,400
Total amount) :	RMB 58,501,800 (approximate US$ 7,697,605)

2.	Quality demand
The quality and packing of the products provided by the Supplier should be in accordance with national laws and regulation. The Supplier also should provide all certificates needed in delivery and sales.

The Supplier should ensure that the products under this contract meet the current standard illustrated on the package, which have been confirmed by the Buyer prior to purchase. Meanwhile, the Supplier should handle all complaint from farmers immediately and give compensation for losses caused by quality issues in accordance with relevant laws and regulation.

3.	Receiver, destination and delivery mode
Destination of delivery will be the warehouse indicated by the Buyer, informed to the Supplier by facsimile. The Buyer should inform the Supplier 7 days before the delivery if the delivery destination needs to be changed. The Supplier is responsible for the delivery preparation and all delivery fees including the delivery to all the Buyer’s customers and the delivery to the warehouse.

The Supplier should inform the Buyer the details of delivery including the destination, quantity and the receiver by fax right after the shipment. If the Supplier delivers the goods to wrong place or wrong receiver, the Supplier will not only be responsible to re-deliver the goods to the designated place and the receiver but also be responsible for the extra expenses or loss it cause to the Buyer due to the incidents.

The Supplier should deliver all the products within 10 days after receiving the delivery notice (limited to per order at the quantity no more than 100 metric tons; there will be 5 days extension of delivery for the additional order of 100 metric tons.). If the Supplier cannot delivery the products on time, the purchase price should be paid on the lower market price when the price was lower upon the delivery. In addition, the Supplier should compensate the Buyer 5% of agreed total daily amount of goods as the delay penalty from the first day of delay and all the losses it caused to the Buyer due to the delay.

4.	Sales region

The Supplier shall assist the Buyer to exploit and expand the China market development as well as provide supports to promotions such as ads, promotional meeting, and technical service.

5.	Payment

The Supplier should check the actual sales of the Buyer per month and issue the invoice. The Buyer should make settlement of all payments within 5 days after receiving the invoice.

6. Others:

1. The Supplier will provide 100 technical staffs to assist the Buyer to expand the network of the retailing clients, fulfilling the agreed sales supports commitment.

2. The Buyer will advise the Supplier regarding products storage and related instruction of the delivery. The Supplier will be responsible for the storage and delivery expenses. Meanwhile, the Buyer will provide the full supports and conveniences for the Supplier’s technical staffs managing the related tasks during the process.

3. The Supplier will support the sales as follows:
A. County-level AD
B. Technology support and operation training
C. Ancillary promotional materials
D. POP in local store
E. Distributor conference and farmer conference
F. Testing point
G. Other supports approved by both of parts

4. Any penalty, compensation, transportation, and economic damages shall be paid within 10 days after settlement established via wiring transfer. The delay will be recognized and settled as the late payment violation. Neither party shall default the delivery or payment to offset any of the above payment.

9. Effectiveness & dispute Settlement:

This Contract is applicable with laws of People’s Republic of China. Both parties shall settle the disputes via negotiations possibly. Either party can file the case under the jurisdiction of the local people's court where the Plaintiff is located when the consensus cannot be reached.

Neither the Buyer nor the Supplier is eligible to change or terminate this agreement without mutual agreement in written within the valid period (one year) of the contract.

This Contract has two originals, which are identical to each other, with each of the parties holding one copy.

Buyer: SINOCHEM	Supplier: China Agritech, Inc.
(Corporate Seal)	(Corporate Seal)
By:	By: /s/ Yu Chang
Yu Chang, CEO & President
Tel: 010-8807-9550	Tel: 86-10-5962-1278
Fax:010-8807-9625	Fax: 86- 10 -5962-1225